Exhibit 3.34

Second Amendment
to
Agreement of Limited Partnership
of
Sun-Dollar, L.P.

This Second Amendment to Agreement of Limited Partnership (the “Amendment”), made as of June     , 2007, is by and between South Boston Holdings, Inc., a Delaware corporation (“General Partner”), and Dolgencorp, Inc., a Kentucky corporation (“Limited Partner” and, together with General Partner, the “Partners”).

WHEREAS, the Partners are parties to that certain Agreement of Limited Partnership dated April 22, 1997, as amended by the First Amendment to Agreement of Limited Partnership dated June 30, 2006 (the “Partnership Agreement”); and

WHEREAS, the Partners desire to amend the Partnership Agreement on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, the Partners, for their mutual convenience and protection, and in consideration of the mutual covenants and benefits herein contained, do hereby agree as follows:

1.             Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement.

2.             Amendments to Partnership Agreement.

a.             Section 1.1.30 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

1.1.30. “Transfer” shall mean any encumbrance, gift, assignment, sale or other transfer of all or any part of an interest in the Partnership, excluding any pledge or encumbrance for the sole purpose of securing any borrowing or indebtedness of such Partner, any parent or subsidiary of such Partner, or any affiliate under common control with such Partner.

b.             Section 1.3 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

1.3. Business. The business and purpose of the Partnership is to engage in all lawful business in which a limited partnership may engage under the California Revised Limited Partnership Act, and to perform such other activities that are necessary and incidental to the foregoing. The Partnership shall have the authority to do all things necessary or convenient to operate its business. The Partners do not intend by this Agreement to create a partnership relationship among themselves with respect to any activity not clearly undertaken in the name of the Partnership. No Partner shall have the power to bind another Partner except with respect to the business of the Partnership as specifically provided in this Agreement.

c.             Section 5.1.1. of the Partnership Agreement is hereby amended to add the following:

(m)          To pledge or encumber the assets of the Partnership for the purpose of securing any borrowing or indebtedness of any Partner, any parent or subsidiary of a Partner, or any affiliate under common control with a Partner.

(n)           To guarantee loans or other extensions of credit to any Partner, any parent or subsidiary of a Partner, or any affiliate under common control with a Partner.

3.             Continuation of Partnership; No Other Effect. The existence and business of the Partnership shall continue. Except as specifically amended hereby, all provisions of the Partnership Agreement shall remain in full force and effect and are hereby ratified and confirmed; the Partnership Agreement, as amended by this Amendment, shall be read as a single, integrated document incorporating the changes effected by this Agreement.

4.             Further Amendment. No provision of this Amendment shall be modified, waived or terminated except in the manner specified in the Partnership Agreement.

5.             Assignment. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

6.             Governing Law. This Amendment and the rights and obligations in respect hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the General Partner and Limited Partner each have caused this Amendment to be duly executed and delivered in their respective names and behalves, all by authority duly given, as of the day and year first above written.

GENERAL PARTNER:

SOUTH BOSTON HOLDINGS, INC.

By:	/s/ Wade Smith
Wade Smith, Treasurer

LIMITED PARTNER:

DOLGENCORP, INC.

By:	/s/ Wade Smith
Wade Smith, Treasurer

2

First Amendment
to
Agreement of Limited Partnership
of
Sun-Dollar, L.P.

THIS FIRST AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP (the “Amendment”), made as of June 30, 2006, is by and between SOUTH BOSTON HOLDINGS, INC., a Delaware corporation (“General Partner”), and DOLGENCORP, INC., a Kentucky corporation (“Limited Partner” and, together with General Partner, the “Partners”).

WHEREAS, the Agreement of Limited Partnership (the “Partnership Agreement”) of Sun-Dollar, L.P., a California limited partnership (the “Partnership”) originally was entered into as of April 22, 1997 between Sun-Dollar, Inc., a California corporation as the original general partner of the Partnership (the “Original General Partner”) and Sun America Life Insurance Company, an Arizona corporation (the “Original Limited Partner”); and

WHEREAS, as of the date hereof, the Partners have acquired all of the interests of the Partnership (the “Interests”) from the Original General Partner and Original Limited Partner pursuant to a Purchase and Sale Agreement among the Partners, Sun America Investments, Inc., the Original General Partner and the Original Limited Partner (the “Purchase Agreement”); and

WHEREAS, the Partners desire to amend the Partnership Agreement to reflect (i) the Partners’ purchase of the Interests and (ii) the fact that the existence and business of the Partnership will continue, on the terms and subject to the conditions set forth in this Amendment.

NOW THEREFORE, the Partners, for their mutual convenience and protection and in consideration of the mutual covenants and benefits herein contained, do hereby agree as follows:

1.             Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement.

2.             New Partners of the Partnership. General Partner is the general partner of the Partnership holding one percent (1%) of the Interests, and Limited Partner is the limited partner of the Partnership holding the remaining ninety-nine percent (99%) of the Interests.

3.             Amendments to Partnership Agreement. (a)  All references in the Partnership Agreement to the Original General Partner and Original Limited Partner are hereby amended to refer to the General Partner and the Limited Partner, respectively.

(b)           Section 1.4 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“1.4  Place of Business. The principal place of business of located at 100 Mission Ridge, Goodlettsville, Tennessee 37072, unless changed by the General Partner. If such address is changed by the General Partner, it will provide prompt notice of such change to the Limited Partner. The Partnership may maintain such other offices at such other place as the General Partner may from time to time determine in its sole discretion. In addition to the foregoing, the Partnership shall at all times maintain in the State of California (i) an office at which the records required by Cal. Corp. Code Section 15615 will be maintained and (ii) an agent for the service of process on the limited partnership.”

(c)           Section 1.6 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“1.6  Agent for Service of Process. The name and address of the agent for service of process on the Partnership in the State of California is CSC - Lawyers Incorporating Service, 2730 Gateway Oaks Drive, Suite 100, Sacramento, CA 95833. The agent for service of process on the Partnership in the State of California may be changed from time to time by the General partner in its sole and absolute discretion, subject to applicable law.”

(d)           Exhibit A to the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

“EXHIBIT A

PARTNERS

	Name and Address	Percentage Interest

General Partner:	South Boston Holdings, Inc.	1%
	100 Mission Ridge
	Goodlettsville, Tennessee 37072
	Attention: [Treasurer]
	Fax Number: (615) 855 - 4973
	TIN: 20-5220571

Limited Partner:	Dolgencorp, Inc.	99%
	100 Mission Ridge
	Goodlettsville, Tennessee 37072
	Attention: [Treasurer]
	Fax Number: (615) 855 - 4973 TIN: 61-0852764”

4.             Continuation of Partnership; No Other Effect. The existence and business of the Partnership shall continue. Except as specifically amended hereby, all provisions of the Partnership Agreement shall remain in full force and effect and are herby ratified and confirmed; the Partnership Agreement, as amended by this Amendment, shall be read as a single, integrated document incorporating the changes effected by the Amendment.

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5.             Further Amendment. No provision of this Amendment shall be modified, waived or terminated except in the manner specified in the Partnership Agreement.

6.             Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original with the same effect as if the signatures hereto and thereto were on the same instrument. This Amendment shall be binding upon and insure to the benefit of the parties hereto, their successors and permitted assigns.

7.             Governing Law. This Amendment and the rights and obligations in respect hereto shall be governed by, and construed and interpreted in accordance with the laws of the State of California.

[signatures appear on the following page]

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IN WITNESS WHEREOF, the General Partner and Limited Partner have each caused this Amendment to be duly executed and delivered in their respective names and behalves, all by authority duly given, as of the day and year first above written.

GENERAL PARTNER:

SOUTH BOSTON HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Wade Smith
Name:	Wade Smith
Title:	Treasurer

LIMITED PARTNER:

DOLGENCORP, INC.,
a Kentucky corporation

By:	/s/ Wade Smith
Name:	Wade Smith
Title:	Treasurer

4

AGREEMENT OF LIMITED PARTNERSHIP

OF

SUN-DOLLAR, L.P.

As of March     , 1997

THE PARTNERSHIP INTERESTS ACQUIRED PURSUANT TO THIS PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. WITHOUT SUCH REGISTRATION, NO PARTNERSHIP INTEREST MAY BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO THE PARTNERSHIP OF AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER AND COUNSEL FOR THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE OR TRANSFER OR THE SUBMISSION TO THE PARTNERSHIP OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE GENERAL PARTNER AND COUNSEL FOR THE PARTNERSHIP TO THE EFFECT THAT ANY SUCH SALE OR TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION, OR ANY RULE OR REGULATION PROMULGATED THEREUNDER. THERE ARE SUBSTANTIAL RESTRICTIONS ON TRANSFER CONTAINED IN THIS PARTNERSHIP AGREEMENT.

AGREEMENT OF LIMITED PARTNERSHIP
OF
SUN-DOLLAR., L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”), made as of the 22nd day of April, 1997, is by and between SUN-DOLLAR, INC., a California corporation (“General Partner”), and SUNAMERICA LIFE INSURANCE COMPANY, an Arizona corporation (“Limited Partner”).

BACKGROUND

A.            All capitalized and previously undefined terms in this Background section are defined in Section I.1 below.

B.            The Partners have formed this limited partnership for the purpose of obtaining title to an estate for years and improvements in certain property located in Halifax County, Virginia, and to otherwise deal with, operate, lease, purchase and sell such property.

C.            Limited Partner acknowledges that General Partner has made no representations or guaranties whatsoever regarding the potential profitability of the Partnership, either by way of cash flow or profits from operation. Limited Partner has made its own independent inquiry regarding these matters.

D.            This Agreement sets forth the understanding among the parties with respect to the terms and conditions of the management and operation of the Partnership.

AGREEMENT

General Partner and Limited Partner hereby form this limited partnership pursuant to the provisions of the California Revised Limited Partnership Act (Chapter 3 of Title 2 of the California Corporations Code), as amended, for their mutual convenience and protection and in consideration of the mutual covenants and benefits herein contained and hereby agree as follows:

ARTICLE I
GENERAL PROVISIONS

1.1           Definitions. The terms and words of art which are defined in this Section 1.1 and which are designated by the capitalization of the first letter thereof when used in this Agreement shall have the following meanings, unless the context requires otherwise:

1.1.1        “Act” shall mean the California Revised Limited Partnership Act contained in Chapter 3 of Title 2 of the California Corporations Code, as amended.

1.1.2        “Adjusted Capital Account Deficit” shall mean with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of any Fiscal Year after giving effect to the following adjustments:

(a)           Credit to such Capital Account of the sum of (i) any amount which such Partner is obligated to restore to such Capital Account pursuant to any provision of this Agreement, plus (ii) an amount equal to such Partner’s share of Partnership Minimum Gain as determined under Regulation §§1.704-2(g), plus (iii) any amounts which such Partner is deemed to be obligated to restore pursuant to Regulation § 1.704-1(b)(2)(ii)(c); and

(b)           Debit to such Capital Account the items described in Regulation §§1.704-1(b)(2)(ii)(d)(4), (5) and (6).

1.1.3        “Adjusted Capital Contribution” of a Partner shall mean the aggregate of such Partner’s capital contributions to the Partnership, reduced, but not below zero, by distributions to such Partner pursuant to Section 4.1(b) hereof.

1.1.4        “Agreed Value” with respect to any property contributed to the Partnership by a Partner shall mean the fair market value of such property as determined by mutual agreement of the Partners; provided, however, that if the Partners are unable to agree as to the fair market value of any property contributed to the Partnership, then said fair market value shall be determined and certified to the Partnership by the firm of independent certified public accountants regularly employed by the Partnership.

1.1.5        “Agreement” shall mean this Agreement of Limited Partnership, as originally executed and as amended, supplemented, modified or further restated from time to time, as the context requires.

1.1.6        “Available Cash” shall mean, for any period of time, Partnership cash on hand or in banks at the end of the period after provision has been made for Cash Reserves, less amounts constituting Liquidation Proceeds. Available Cash shall include the proceeds from the sale of any portion of the Property in excess of the indebtedness on the Property sold; or proceeds from refinancing of the Property to the extent that those proceeds exceed the indebtedness to which the Property was subject and all expenses incident to acquisition of such proceeds.

1.1.7        “Bankruptcy” shall mean:

(a)           The commencement by a Partner of any voluntary proceedings under the United States bankruptcy laws;

(b)           The failure of a Partner to terminate any involuntary proceeding under the United States bankruptcy laws within thirty (30) days following the commencement thereof;

(c)           A general assignment for the benefit of a Partner’s creditors; or

(d)           The issuance of a charging order against the interest of a Partner without the removal thereof within thirty (30) days following said issuance.

1.1.8        “Capital Account” shall mean an account maintained for each Partner throughout the term of the Partnership in accordance with the rules of Regulation §§1.704-1(b) as in effect from time to time and, to the extent not inconsistent therewith, to which the following provisions apply:

(a)           To each Partner’s Capital Account there shall be credited (i) the amount of cash contributed by such Partner to the Partnership (including liabilities of the Partnership assumed by such Partner as provided in Regulation §1.704¬I(b)(2)(iv)(c)); (ii) the fair market value of any property contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code §752); and (iii) such Partner’s share of the Partnership’s Profit and items of income and gain that are specially allocated.

(b)           To each Partner’s Capital Account there shall be debited (i) the amount of cash distributed to such Partner by the Partnership (including liabilities of such Partner assumed by the Partnership as provided in Regulation §1.704-1(b)(2)(iv)(c)) other than amounts which are in repayment of debt obligations of the Partnership to such Partner; (ii) the fair market value of property distributed to such Partner (net of liabilities secured by such property that such Partner is considered to assume or take subject to); and (iii) such Partner’s share of the Partnership’s Loss or items of loss or deduction that are specially allocated.

(c)           To each Partner’s Capital Account there shall be credited, in the case of an increase, or debited, in the case of a decrease, such Partner’s share of any adjustment to the adjusted basis of Partnership assets pursuant to Code §734(b) or §743(b) to the extent provided by Regulation §1.704-1(b)(2)(iv)(m).

(d)           The Capital Account of a Transferee Partner shall include the appropriate portion of the Capital Account of the Partner from whom the Transferee Partner’s interest was obtained.

1.1.9        “Cash Reserves” shall mean such amounts as may be estimated by the General Partner, in its sole discretion, for payment of costs, expenses and liabilities incident to the business of the Partnership and for which the cash to make such payments will not, in the sole discretion of the General Partner, be expected to be available to the Partnership at or about the time such payments are required to be made, and which therefore, in the sole discretion of the General Partner, require that cash be set aside periodically to make such payments.

1.1.10      “Code” shall mean the Internal Revenue Code of 1986, as amended, from time to time.

1.1.11      “Dissolution Event” shall mean the happening of any event described in Section 8.1 hereof.

1.1.12      “Fiscal Year” shall mean the taxable year of the Partnership as required by Code §706(b)(1) and the Regulations thereunder.

1.1.13      “General Partner” shall mean Sun-Dollar, Inc., a California corporation, or any other person or entity who has been admitted to the Partnership as an additional or successor General Partner in accordance with the terms of this Agreement or pursuant to applicable law.

1.1.14      “Limited Partner” shall mean SunAmerica Life Insurance Company, an Arizona corporation, in its capacity as a limited partner of the Partnership, or any other person or entity who has been admitted to the Partnership as an additional or substituted Limited Partner in accordance with the terms of this Agreement or pursuant to applicable law, and “Limited Partners” shall mean all such persons.

1.1.15      “Liquidation Proceeds” shall mean all of the cash held by the Partnership at the time of the happening of a Dissolution Event and all cash received by the Partnership after the happening of a Dissolution Event (irrespective of whether such cash was or otherwise would have been considered Available Cash under the terms of this Agreement).

1.1.16      “Mortgage” shall mean a security agreement, mortgage or deed of trust, as applicable to the appropriate collateral being pledged.

1.1.17      “Nonrecourse Deductions” shall mean the Partnership deductions which are characterized as “nonrecourse deductions” under Regulation §1.704-2(b)(1).

1.1.18      “Nonrecourse Liability” has the meaning provided in Regulation §1.704-2(b) (3).

1.1.19      “Partner” shall mean the General Partner or one of the Limited Partners, and “Partners” shall mean all of such persons.

1.1.20      “Partner Nonrecourse Deductions” shall mean the Partnership deductions which are characterized as “partner nonrecourse deductions” under Regulation §§1.704-2(i).

1.1.21      “Partner Nonrecourse Loan” shall mean a loan made to, or credit arrangement for the benefit of, the Partnership by a Partner or by a person related to a Partner (as defined in Regulation §1.752-4(b)), which by its terms exculpates the Partners from personal liability on the debt, but under which such Partner or related person bears the ultimate economic risk of loss within the meaning of Regulation §1.752-2.

1.1.22      “Partnership” shall mean the partnership created by this Agreement,

1.1.23      “Partnership Minimum Gain” shall mean the excess of liabilities to which property of the Partnership is subject and for which no Partner has any economic risk of loss, over the adjusted basis of such property for federal income tax purposes or, if there has been a revaluation of the assets as permitted or required under Regulation §1.704-1(b)(2)(iv)(d), (f) or (r), over the adjusted “book value” of the assets computed as required under Regulation § 1.704-2(b)(2)(iv)(g).

1.1.24      “Percentage Interest” shall mean the ownership percentage of a Partner in the Partnership, as set forth on Exhibit A attached hereto and by this reference incorporated herein.

1.1.25      “Permitted Investments” shall mean (a) obligations of the United States of America, or obligations fully guaranteed as to interest and principal by the United States of America, maturing in not more than six months from the date such investment is made, (b) certificates of deposit having a final maturity of not more than thirty (30) days after the date of issuance thereof of any commercial bank incorporated under the laws of the United States of America or any state thereof or the District of Columbia, which bank is a member of the Federal Reserve System and has a combined capital and surplus of not less than $300,000,000 and with a senior unsecured debt credit rating of A by Standard & Poor’s Ratings Group, (c) commercial paper, rated Al (or better) by Standard & Poor’s Ratings Group, having a remaining term until maturity of not more than ninety (90) days from the date such investment is made, and (d) investments in shares of a money market fund or investment fund the assets of which consist only of the types of investments described in clause (i) above, which fund is rated at lease BBB+m or BBB+m-G by Standard & Poor’s Ratings Group.

1.1.26      “Profit” or “Loss” of the Partnership shall mean an amount equal to the Partnership’s taxable income or loss under Code §703(a) and Regulation §1.703-1 for the Fiscal Year, adjusted as follows:

(a)           All items of income, gain, loss or deduction required to be separately stated pursuant to Code §703(a)(1) shall be included;

(b)           Tax-exempt income as described in Code §705(a)(1)(B) realized by the Partnership during such Fiscal Year shall be taken into account as if it were taxable income;

(c)           Expenditures of the Partnership described in Code §705(a)(2)(B) for such Fiscal Year, including items treated under Regulation §1.704¬1(b)(2)(iv)(i) as items described in Code §705(a)(2)(B), shall be taken into account as if they were deductible items;

(d)           Items that are specially allocated to the Partners under Section 3.2 hereof shall be excluded;

(e)           With respect to property (other than money) which has been contributed to the capital of the Partnership, Profit and Loss shall be computed in accordance with the provisions of Regulation §1.704-1(b)(2)(iv)(g) by computing depreciation, amortization, gain or loss upon the Agreed Value of such property on the books of the Partnership;

(f)            With respect to any property of the Partnership which has been revalued as required or permitted by Regulations under Code §704(b), Profit or Loss shall be determined based upon the fair market value of such property as determined in such revaluation; and

(g)           The difference between the adjusted basis for federal income tax purposes and the fair market value of any Partnership asset shall be treated as gain or loss from the disposition of such asset in the event (i) any new or existing Partner acquires an additional interest in the Partnership in exchange for a contribution to capital of the

Partnership, or (ii) such Partnership asset is distributed to a Partner as consideration for a reduction of such Partner’s interest in the Partnership or in Liquidation of such interest as defined in Regulation §1.704-1(b)(2)(ii)(g).

Interest paid on loans made to the Partnership by a Partner and salaries, fees and other compensation paid to any Partner shall be deducted in computing Profit and Loss. Profit and Loss shall not include Nonrecourse Deductions or Partner Nonrecourse Deductions.

1.1.27      “Property” shall mean the Partnership’s interest in the Real Estate, and any other property owned by the Partnership.

1.1.28      “Real Estate” shall mean the real property, and all improvements located thereon, located in Halifax County, Virginia, upon which is located a distribution facility for Dollar General Corporation.

1.1.29      “Regulations” shall mean the federal income tax regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time. All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provisions of the Regulations.

1.1.30      “Transfer” shall mean any encumbrance, gift, assignment, sale or other transfer of all or any part of an interest in the Partnership.

1.1.31      “Transferee Partner” shall mean any Partner who has acquired any portion of an interest in the Partnership from another Partner.

1.2           Name. The Partnership name is Sun-Dollar, L.P. The Partnership’s business may be conducted under such name or any other name or names deemed advisable by the General Partner. The General Partner will comply or cause the Partnership to comply with all applicable laws and other requirements relating to fictitious or assumed names.

1.3           Business. The sole business and purpose of the Partnership is to obtain the Real Estate and related improvements and rights, and to perform such other activities which are necessary and incidental to the foregoing. The Partnership shall have the authority to do all things necessary or convenient to operate its business. The Partnership shall not engage in any other business or activity without the consent of all Partners. The Partners do not intend by this Agreement to create a partnership relation among themselves with respect to any activity other than those specified in this Section 1.3. No Partner shall have the power to bind another Partner except with respect to the business of the Partnership as specifically provided in this Agreement.

1.4           Place of Business. The principal place of business of the Partnership shall be located at 1 SunAmerica Center, Century City, 38th Floor, Los Angeles, California 90067-6022, unless changed by the General Partner by giving written notice to the Limited Partners of any change in location not less than ten (10) days preceding any such change. The Partnership may maintain such other offices at such other places, within or outside the State of California, as the General Partner may from time to time determine in its sole discretion.

1.5           Filings. General Partner shall cause a Certificate of Limited Partnership of the Partnership on Form LP-1 to be executed and filed with the California Secretary of State in accordance with the Act and any other applicable governmental agencies as may be required by applicable law, and shall amend such Certificate of Limited Partnership from time to time as may be required by the Act. General Partner shall also qualify the Partnership to do business in any other jurisdiction as may be required by the laws of such other jurisdiction.

1.6           Agent for Service of Process. The name and address of the initial agent for service of process of the Partnership in the State of California to be designated on the Certificate of Limited Partnership is                                 , 1 SunAmerica Center, Century City, 37th Floor, Los Angeles, California 90067-6022. The agent for service of process of the Partnership may be changed from time to time by the General Partner in its sole and absolute discretion, subject to applicable law.

1.7           Number of Partners; Names and Addresses. There shall be no more than ten (10) Partners of the Partnership. The name, residence address and fax number of each Partner is set forth on Exhibit A attached hereto.

1.8           Duration. The Partnership shall commence as of the date of filing the Certificate of Limited Partnership on Form LP-1 with the California Secretary of State in accordance with the Act and shall continue until December 31, 2069, unless sooner terminated as herein provided or by operation of law.

ARTICLE II
CONTRIBUTIONS, LOANS AND PARTNERS’ INTERESTS

2.1           Capital Contributions.

2.1.1        Concurrently with the execution and delivery of this Agreement, the Partners shall make contributions to the capital of the Partnership in cash in the amounts set forth on Exhibit B attached hereto and by this reference incorporated herein.

2.1.2        In the event the Partnership is required to withhold taxes with respect to the Profits of a Partner who is a foreign person or entity or a non-California resident, General Partner may require an additional capital contribution of such Partner in the amount of the required withholding amount.

2.1.3        No Partner shall at any time be obligated or required to make any contribution to the capital of the Partnership except as provided in this Section 2.1.

2.1.4        No interest shall accrue on any contribution to the capital of the Partnership, and no Partner shall have the right to withdraw or reduce or to be repaid any capital contributed except for distributions of Available Cash provided in Article IV of this Agreement and distributions of net assets upon the dissolution of the Partnership as provided in Article VIII of this Agreement.

2.2.          Loans by Partners.

2.2.1        Upon request from the General Partner, the Limited Partner may make loans to the Partnership in such amounts as are needed in excess of the capital contributions to the Partnership and the proceeds available to the Partnership from operating income of the Partnership for necessary working capital, for necessary expenditures which are not otherwise provided for and generally to meet the costs, expenses, obligations, liabilities and other charges resulting from the ownership, management and operation of the Property (“Optional Advances”). Nothing herein shall create any obligation on the part of the Limited Partner to make any Optional Advances, and any such Optional Advances shall be made in the Limited Partner’s sole and absolute discretion.

2.2.2        Amounts loaned to the Partnership by Limited Partner under this Section 2.2 shall bear interest, payable quarterly, at an annual rate equal to the prime rate charged by Bank of America, Los Angeles, California, or its successor, on short-term commercial loans to its most credit-worthy customers, as shall be in effect from time to time, plus four percent (4.0%); provided, however, that the rate payable by the Partnership on such loans shall not exceed the maximum interest rate allowed by law.

2.2.3        The loans provided for in this Section 2.2 by Limited Partner to the Partnership may be secured by a Mortgage covering all of the assets of the Partnership.

2.2.4        Upon any failure of Limited Partner to make any loan to the Partnership as contemplated herein, General Partner may, but shall not be obligated to, make such loan to the Partnership on the same terms and conditions as herein set forth.

2.2.5        Loans by a Partner to the Partnership shall not be considered capital contributions to the Partnership for purposes of this Agreement and shall not increase such Partner’s Capital Account or entitle such Partner to any greater share of the Profits, Losses or distributions of the Partnership than such Partner is otherwise entitled to under this Agreement.

2.3           Partners’ Interests. The Percentage Interests of the Partners are as set forth on Exhibit A attached hereto.

2.4           Nature of Partners’ Interests. The Partners’ interests in the Partnership are personal property. Partnership assets are owned by the Partnership as an entity and no Partner, individually, has any ownership of such assets.

ARTICLE III
ALLOCATIONS

3.1           Profit and Loss. Except as provided in Section 3.2 of this Agreement, Profits and Loss shall be allocated as follows:

3.1.1        Profit shall be allocated to the Partners pro rata in accordance with their respective Percentage Interests.

3.1.2        Losses shall be allocated to the Partners pro rata in accordance with their respective Percentage Interests.

3.2           Overriding Allocations.

3.2.1        Regulatory Allocations. Notwithstanding any other provision of this Agreement, the following allocations shall be made prior to any other allocations under this Agreement and in the following order of priority:

(a)           Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any Fiscal Year so that an allocation is required by Regulation §1.704-2(f), items of income and gain shall be allocated to the Partners in the manner and to the extent required by such provision of the Regulations. This provision is intended to be a minimum gain chargeback within the meaning of Regulation §1.704¬2(f) and shall be interpreted and applied consistently therewith.

(b)           Partner Minimum Gain Chargeback. If there is a net decrease in the minimum gain attributable to a Partner Nonrecourse Loan during any Fiscal Year so that an allocation is required by Regulation §1.704-2(i)(4) (minimum gain chargeback attributable to a partner nonrecourse debt), items of income and gain shall be allocated in the manner and to the extent required by such provision of the Regulations.

(c)           Qualified Income Offset. If a Partner unexpectedly receives any adjustment, allocation or distribution (described in Regulation §1.704¬1(b)(2)(ii)(d)(4), (5) or (6)), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this paragraph (c) shall be made only if, and to the extent that, such Partner would have an. Adjusted Capital Account Deficit after all other allocations provided for in Section 3.1 or this Section 3.2 of this Agreement tentatively have been made as if this paragraph (c) were not in this Agreement.

(d)           Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners pro rata in accordance with their respective Percentage Interests.

(e)           Partner Nonrecourse Deductions. Partner Nonrecourse Deductions shall be allocated to the Partner who bears the economic risk of loss with respect to the loan giving rise to such deduction as required under Regulation § 1.704¬2(i).

3.2.2        Section 704(c) Allocation. For income tax purposes, any item of income, gain, loss, deduction or credit with respect to any property (other than money) that has been contributed by a Partner to the capital of the Partnership and which is required to be allocated to the Partners for income tax purposes under Code §704(c) so as to take into account the variation between the tax basis of such property and its Agreed Value at the time of its contribution, shall be allocated to the Partners for income tax purposes in the manner required by such Code provision and the Regulations promulgated thereunder If and when the Capital Accounts of the Partners are required to be adjusted pursuant to Regulation §1.704-1(b)(2)(iv)(f) or (g) with respect to a revaluation of any asset of the Partnership, subsequent allocations of income, gain, loss and deduction, including, without limitation, depreciation or deductions for cost recovery with respect to such asset, shall take account of any variation between the then existing adjusted basis of such asset for federal income tax purposes and the Agreed Value as adjusted of such asset, as such computations may be required under Code §704(b) and Code §704(c) and principles thereof.

ARTICLE IV
PARTNERSHIP CASH

4.1           Distribution of Available Cash. Available Cash, if any, for each calendar month shall be distributed by the General Partner to the Partners each month as follows and in the following order of priority:

(a)           To repay any sums which have been advanced by any Partner as contemplated by Section 2.2 of this Agreement, such repayments to be made in the same percentage in which such sums were advanced by the Partners, with such payments intended to be repayments of loans and not distributions of such Partner’s distributive share of Available Cash;

(b)           To the Partners with positive Adjusted Capital Contributions in proportion to those Adjusted Capital Contributions until the Adjusted Capital Contribution of each Partner is zero; and

(c)           The remaining Available Cash with respect to any period of time to the Partners in proportion to their Percentage Interests.

General Partner shall not be required to (but may, if it so elects) make more than one distribution of Available Cash in any thirty (30) day period.

ARTICLE V
POWERS AND DUTIES OF THE PARTNERS

5.1           Authority of General Partner.

5.1.1        General Partner shall devote such time and effort to the Partnership business as may be necessary to promote adequately the interests of the Partnership and the mutual interests of the Partners. Except as otherwise expressly provided in this Agreement, all decisions with respect to any matter set forth herein or otherwise affecting or arising out of the conduct of the business of the Partnership shall be made by General Partner, who shall have the exclusive right and full authority to manage, conduct and operate the Partnership business and shall have all rights and powers generally conferred by law or necessary, advisable or convenient in connection therewith. Specifically, but not by way of limitation, General Partner shall have the following specific rights and powers on behalf of the Partnership:

(a)           To acquire an interest in the Real Estate;

(b)           To negotiate and enter into, on behalf of the Partnership, any and all documents required to obtain an estate for years and option in the Real Estate, to operate the Real Estate, to lease the Real Estate to Dollar General Corporation, to obtain loans secured by the Partnership’s interest in the Real Estate, and to otherwise perform all acts necessary to obtain, operate, leasse, finance and otherwise deal with the Property;

(c)           To borrow money from any person, including any Partner, and, if security is required therefor, to mortgage or subject to any other security device any portion of the assets of the Partnership, to obtain replacements of any Mortgage or other security device, and to pay in whole or in part, refinance, increase, modify, consolidate or extend any Mortgage or other security device, all of the foregoing on such terms, in such amounts and by such means as General Partner deems, in its sole discretion, to be in the best interests of the Partnership;

(d)           To manage the operation of the Partnership in a manner which satisfies in all respects the obligations imposed on the Partnership by this Agreement;

(e)           To employ persons in the management and operation of the Partnership business and assets, including, but not limited to, consultants, engineers, accountants and attorneys, on such terms and for such compensation as General Partner may determine;

(f)            To amend, modify or restate any agreement of the Partnership;

(g)           To pay or ensure payment of any and all taxes, charges, assessments and levies assessed or imposed upon any of the assets of the Partnership, unless the same are properly contested by General Partner;

(h)           To pay on or before the due date thereof all amounts legitimately due and payable by the Partnership to any person or entity, including, without limitation, expenses in connection with an audit or review of Partnership information returns or a Partnership matter in a Partner’s tax return, and to make all decisions relative to Partnership accounting, including, without limitation, determining the source of Partnership disbursements and whether disbursements are to be made from Partnership operating income or from some other source such as Partnership reserves, proceeds from sale of Partnership interests or proceeds from sale or refinancing of Partnership property;

(i)            To be reimbursed by, or to charge, the Partnership for reasonable expenses incurred by the General Partner on behalf of the Partnership. General Partner shall endeavor to have Partnership expenses billed directly to the Partnership whenever feasible;

(j)            To establish Cash Reserves for contingencies as the General Partner deems advisable;

(k)           To invest the idle funds of the Partnership in United States Treasury obligations or in prime quality commercial paper, certificates of deposit, interest-bearing accounts or other obligations of insured commercial banks, savings banks or savings and loan associations; and

(l)            To make such elections (or revocations thereof) under federal or state tax law as General Partner, in its sole discretion, believes to be necessary or desirable.

5.1.2        With respect to all of its obligations, powers and responsibilities under this Agreement, General Partner is authorized to prepare, execute, acknowledge, record, file and/or deliver, for and on behalf of the Partnership, such notes and other evidences of indebtedness, contracts, agreements, assignments, leases, loan agreements, Mortgages and other security instruments, deeds and any and all other documents and instruments as it deems proper, all on such terms and conditions as it deems to be in the best interests of the Partnership.

5.1.3        Notwithstanding any other provision of this Agreement to the contrary, General Partner shall not have the authority, without the vote or written consent of Limited Partners owning more than fifty percent (50%) of the aggregate Percentage Interests of all Limited Partners, to:

(a)           Except as otherwise expressly provided in this Agreement, admit any person as a General Partner or a Limited Partner, provided, however, that where there is no remaining General Partner, the Limited Partners, by unanimous consent, shall have the right to elect to continue the business of the Partnership and to elect a new General Partner as more fully set forth in Section 7.4 hereof;

(b)           Except as otherwise expressly provided in this Agreement, transfer such General Partner’s interest as the General Partner of the Partnership; or

(c)           Obtain an extension of the date for filing the income tax returns of the Partnership.

5.1.4        Notwithstanding any other provision of this Agreement to the contrary, General Partner shall not have the authority, without the vote or written consent of all Partners, to:

(a)           file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings;

(b)           dissolve, liquidate, consolidate, merge or sell all or substantially all of the assets of the Partnership;

(c)           cause the Partnership to engage in any business or activity not delineated in Section 1.3 hereof; or

(d)           amend this Agreement.

5.1.5        Notwithstanding any other provision of this Agreement to the contrary, General Partner shall not have the authority to take any action with respect to the matters set forth in Section 5.9 or Article XI hereof without obtaining the requisite vote or written consent of Partners required thereunder.

5.1.6        Except as provided in Sections 5.1.3, 5.1.4 and 5.1.5 above, Limited Partners shall not have any rights to vote on or consent to any matters, including, but not limited to, the matters described in Section 15632 of the Act.

5.2           Management Fee. General Partner shall not receive any management fee for its services performed hereunder, provided, however, that the Partnership shall pay as an expense of the Partnership all direct expenses incurred by General Partner in operating and managing the affairs of the Partnership, including the expense of keeping the books and records of the Partnership as contemplated by Article VI of this Agreement. Direct expenses shall not include any allocable portion of general overhead expense of General Partner or any salaries or fees paid to the employees of General Partner.

5.3           Compensation of Partners. None of the Partners shall receive a regular salary or fee for services rendered in connection with the ownership, management or operation of the Property except as herein set forth.

5.4           Liability of General Partner. General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or to the Limited Partners for any acts performed within the scope of the authority conferred on the General Partner by this Agreement, except for loss or damage resulting from the willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or from breach of its fiduciary obligations hereunder.

5.5           Fiduciary Relationship. The relationship of General Partner to the other Partners is that of a fiduciary, and General Partner has a fiduciary obligation to conduct the business of the Partnership in such manner as will serve the best interests of the Partnership and its Partners, including the safekeeping and use of all Partnership funds and assets for the sole and exclusive benefit of the Partnership.

5.6           Limitations on Limited Partners. No Limited Partner shall (i) be permitted to take part in the control of the business or affairs of the Partnership; (ii) have any voice in the management or operation of the Property; or (iii) have the authority or power in the capacity of a Limited Partner to act as agent for or on behalf of the Partnership, to bind the Partnership or to incur any expenditures with respect to the Partnership.

5.7           Liability of Limited Partners. Notwithstanding anything in this Agreement to the contrary, the liability of each Limited Partner for Partnership losses shall in no event exceed the aggregate amount of contributions which such Partner has agreed to make to the capital of the Partnership, and in no event shall any Limited Partner be obligated under any circumstances to make any additional contributions to the capital of the Partnership for the purpose of restoring a negative balance in a capital account, or for any other purpose whatsoever, except as expressly provided in Article II of this Agreement. This provision is intended for the benefit of the Partners and cannot be relied on by any third party.

5.8           Independent Ventures. No Partner shall be required to devote full time to the Partnership business and any Partner may, at any time and from time to time, engage in and possess an interest in other business ventures of any and every type and description, independently or with others, including, without limitation, the ownership, development, operation, leasing and management of properties, some or all of which may be in competition with the Property, and neither the Partnership nor any other Partner shall have, by virtue of this Agreement, and they do hereby expressly waive, relinquish and renounce, any right, title or interest in or to such independent ventures or to the income or profits derived therefrom.

5.9           Dealings with the Partnership. Any Partner or an entity in which any Partner, or a partner, officer or employee of such Partner, holds a material ownership interest may deal with the Partnership as an independent contractor or as an agent for others or for the Partnership in connection with the business of the Partnership and may receive from the Partnership or such others normal profits, compensation, commissions or other income incident to such dealings, provided that: (i) any amounts payable by the Partnership shall not be greater than the amount which the Partnership would have to pay under an arm’s length contract with a non-related entity; (ii) such Partner shall disclose in advance and in writing to the Partners the existence of such relationship and the compensation or price to be received by such related entity; and (iii) such Partner shall obtain from the other Partners written consent to such dealing. If any Partner fails to make the required disclosures or to obtain the required consent, such Partner shall remit to the Partnership, on demand of any other Partner, all profits, compensation, commissions and income derived by such Partner and any such related entity from such dealing.

5.10         Indemnity. The Partnership shall indemnify each Partner (and the officers and directors of each Partner) against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees) reasonably incurred by them in any civil, criminal or administrative proceeding in which they are involved, or threatened to be involved, by reason of being a Partner in the Partnership, provided that the Partner acted in good faith, within what such Partner reasonably believed to be the scope of such Partner’s authority, and for a purpose which such Partner reasonably believed to be in the best interests of the Partnership or the Partners. To the extent that a Partner has been successful on the merits or otherwise in defense of any such proceeding or in defense of any claim or matter therein, such Partner shall be deemed to have acted in good faith and in a manner such Partner believed to be in the best interests of the Partnership or the Partners. Under any other circumstances, the determination of whether a Partner acted in good faith, within what such Partner reasonably believed to be the scope of such Partner’s authority, and for a purpose which such Partner reasonably believed to be in the best interests of the Partnership or the Partners shall be made by independent legal counsel selected by General Partner (who may be the regular counsel for the Partnership) in a written opinion.

ARTICLE VI
BOOKS, RECORDS AND ACCOUNTS

6.1           Books and Records. General Partner shall, at the Partnership’s sole cost and expense, maintain adequate books and records containing a true and complete account of the operation of the Partnership, wherein shall be recorded and reflected, with the method of accounting determined by the General Partner, all of the capital contributions made by the Partners to the Partnership, all of the income, expenses and transactions of the Partnership and a list of the name and addresses and the Percentage Interests in the Partnership held by the Partners, in alphabetical order. Such books shall be maintained at the principal place of business of the Partnership and all Partners shall have access to such books during normal business hours.

6.2           Audits, Statements, Returns.

6.2.1        Within sixty (60) days after the end of each Fiscal Year, an audit of the books of the Partnership shall be made and the necessary federal, state and local income tax returns required of the Partnership shall be prepared, all at the expense of the Partnership, by such firm of independent certified public accountants as shall be designated by General Partner. Such accountants shall prepare, certify and furnish to the Partnership and to each Partner a balance sheet and a statement of profit and loss of the Partnership for the Fiscal Year, and a report verifying the computation and distribution of the Available Cash from Partnership operations, and the computation and payment of all other amounts payable to the Partners and affiliates of the Partners. Any Partner may, at any time, at such Partner’s own expense, cause an audit of the Partnership books to be made by a certified public accountant of such Partner’s own selection, and if such audit discloses substantial and material differences from the audit made by the accountants designated by General Fanner, the expense of the audit so conducted on behalf of a Partner shall be borne by the Partnership.

6.2.2        Copies of all income tax returns of the Partnership proposed to be filed for any Fiscal Year shall be furnished to each Partner at least fifteen (15) days prior to the date for filing such return, and if the return as filed by the Partnership is different from the return so furnished, a copy of each such return as filed shall be furnished to each Partner within fifteen (15) days after it is filed. Such returns shall be filed by General Partner on or before the due date thereof, and no extension of the date for filing such returns shall be obtained by the Partnership except with the vote or written consent of the General Partner and Limited Partners owning more than fifty percent (50%) of the aggregate Percentage Interests of all Limited Partners in the Partnership.

6.2.3        All elections available to the Partnership under the Code shall be made by General Partner, provided, however, that at the request of any Partner, the Partnership shall make an election under Code §754 if such requesting Partner pays the additional bookkeeping and accounting costs which result from such election. Each of the Partners shall supply to the Partnership the information necessary to properly give effect to such election.

6.3           Bank Accounts. General Partner shall be responsible for causing one or more accounts to be maintained in a bank (or banks) into which shall be deposited the revenues from the operation of the Property and any and all other cash receipts relating to the Property, and from which shall be paid the expenditures incurred by General Partner in connection with the business of the Partnership. All such revenues, proceeds and receipts shall be and remain the property of the Partnership, may be invested by the General Partner in Permitted Investments, and shall be received, held and disbursed by General Partner as a trust fund for the purposes specified in this Agreement. There shall not be deposited in any of said accounts any amounts other than funds belonging to the Partnership, and no other funds shall be commingled in any way with such trust funds. All withdrawals from said accounts shall be made upon checks signed by General Partner.

ARTICLE VII
TRANSFERABILITY OF INTERESTS

7.1           Restrictions on Transfers.

7.1.1        No Limited Partner shall Transfer its interest in the Partnership, in whole or in part.

7.1.2        General Partner may not Transfer all or any portion of its General Partner interest in the Partnership, whether voluntarily, by operation of law, at judicial sale or otherwise, without the vote or written consent of Limited Partners owning more than fifty percent (50%) of the aggregate Percentage Interests of all Limited Partners or if such Transfer would constitute a default under any Mortgage to which the Partnership is a party, provided that if the same does not constitute a default under such Mortgage, General Partner may (i) Transfer its interest to an affiliated business entity owned or controlled by SunAmerica Inc., or (ii) hypothecate its interest in connection with borrowings for general corporate purposes.

7.1.3        Any Transfer of an interest in the Partnership must be made in accordance with and subject to the provisions of this Agreement. Any Transfer of an interest in the Partnership not made in accordance with the terms of this Article VII shall be null and void.

7.1.4        Any Transferee Partner obtaining a Partner’s interest in accordance with the terms of this Article VII shall be bound by all of the terms and provisions of this Agreement, including, without limitation, the provisions of this Article VII.

7.2           Substituted Partners.

7.2.1        A Transferee Partner shall become a mere assignee if and only if all of the following conditions are satisfied:

(a)           General Partner shall have received a written notice from the transferor and the Transferee Partner stating the date of Transfer of such interest and such other information with respect to the Transfer as the General Partner may reasonably require;

(b)           The Transferee Partner shall have delivered to the General Partner an opinion of counsel in form and substance satisfactory to the General Partner and counsel for the Partnership, or such other evidence as may be satisfactory to the General Partner and counsel for the Partnership, to the effect that the Transfer of such interest may be made without violating the Securities Act of 1933, as amended, or the securities laws of any jurisdiction, or any rule or regulation promulgated thereunder and that the Transfer will not cause the Partnership to terminate for Federal income tax purposes under Code §708; and

(c)           The Transferee Partner shall have paid to the Partnership a transfer fee which is sufficient to cover all reasonable costs and expenses incurred by the Partnership in connection with such Transfer, including, specifically, without limitation, costs incurred in amending the Certificate of Limited Partnership.

7.2.2        A Transferee Partner shall become a “substituted Partner” (limited or general, as the case may be) in place of his transferor if and only if, in addition to satisfying all of the other applicable requirements set forth herein, all of the following conditions are satisfied:

(a)           The transferor and the Transferee Partner shall have executed, acknowledged and delivered to the General Partner such instruments of transfer, assignment and agreement, in form and substance satisfactory to General Partner, as General Partner deems necessary or desirable to effect such substitution and to confirm the agreement of the Transferee Partner to be bound by all of the terms and provisions of this Agreement;

(b)           The Transferee Partner shall have executed, acknowledged and delivered to the General Partner a certificate acknowledging and affirming all of the covenants, representations and warranties set forth in Section 9.1 of this Agreement, if applicable; and

(c)           This Agreement and the Certificate of Limited Partnership shall have been appropriately amended and filed or recorded in accordance with applicable law.

7.2.3        A Transferee Partner who does not become a substituted Partner has no right to require any information or account of the Partnership transactions, to inspect the Partnership books or to vote on or consent to any of the matters as to which a Limited Partner would be entitled to vote or consent pursuant to the terms of this Agreement. A mere assignee shall be entitled only to receive the allocations of Profits, Losses and other items and the share of cash distributions to which his transferor would otherwise be entitled.

7.2.4        If a Transfer of any Partnership interest occurs during any accounting period in compliance with the provisions of this Agreement, Profits, Losses, each item thereof and all other items attributable to such interest for such period shall be divided and allocated between the transferor and the Transferee Partner by taking into account their varying interests during the period in accordance with Code §706(d), using any convention permitted by law selected by General Partner. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the Transferee Partner. Solely for purposes of making such allocations and distributions, the Partnership shall recognize such Transfer not later than the end of the calendar month during which the provisions of Section 72.1 above are satisfied, provided, however, that if the Partnership does not receive, within thirty (30) days after the end of the accounting period during which the Transfer occurs, a written notice from the transferor and the Transferee Partner stating the date of Transfer of such interest and such other information with respect to the Transfer as the General Partner may reasonably require, then all of such items shall be allocated and all distributions shall be made to the persons who, according to the books and records of the Partnership on the last day of the accounting period during which the Transfer occurred, was the owner of the Partnership interest. Neither the Partnership nor any General Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 7.2.4, whether or not the Partnership or any General Partner has actual knowledge of any Transfer.

7.3           Death or Incapacity of a Partner.

7.3.1        The Partnership shall not terminate upon the death, insanity, legal incompetency, incapacity, Bankruptcy or liquidation of a Partner. A deceased Partner may designate by such deceased Partner’s last will and testament any one or more persons to succeed such deceased Partner as a member of the Partnership, and in the absence of such designation the estate of the deceased Partner shall be the successor Partner In every case, whether the Partner was a Limited Partner or a General Partner, the interest shall become a Limited Partnership interest and the successor shall become a Limited Partner, not a General Partner.

7.3.2        If the death, insanity, legal incompetency, incapacity, Bankruptcy or liquidation of any Partner shall for any purpose be treated as a termination of the Partnership, this Section 7.3 shall be construed as an agreement to enter into a new partnership upon the terms and conditions of this Agreement, and each party to this Agreement hereby expressly agrees for such party and such party’s executor, administrator, heirs, assigns and legal representatives to enter into such new partnership and to execute any and all instruments necessary therefor.

7.4           No General Partner. Upon the death, insanity, legal incompetency, incapacity, Bankruptcy or liquidation of the last General Partner (including any successor General Partner) (a “Dissolution Event”), the Partnership shall be dissolved unless all remaining Partners agree in writing to continue the business of the Partnership and to admit one or more General Partners within sixty (60) days of the date of such Dissolution Event.

7.5           Withdrawal of a Partner. No Partner shall withdraw or retire from the Partnership until the Partnership is terminated, liquidated and dissolved, except as the result of a permitted Transfer of such Partner’s interest in the Partnership pursuant to this Article VII; provided, however, a Limited Partner may withdraw from the Partnership if one or more additional Limited Partners are admitted to the Partnership and (i) make a capital contribution equal in amount to the amount paid to the withdrawing Limited Partner on such Partner’s withdrawal, and (ii) make loans to the Partnership equal in amount to loans made by the withdrawing Limited Partner that are repaid on such Partner’s withdrawal. A Limited Partner who withdraws as permitted hereunder shall be entitled to receive the amounts for which the Partnership is indebted to such Partner for loans made by such Partner to the Partnership and the positive balance in the withdrawing Limited Partner’s Capital Account.

ARTICLE VIII
DISSOLUTION AND TERMINATION,

8.1           Dissolution Events. The Partnership shall be dissolved:

(a)           Upon the mutual consent of General Partner and all of the Limited Partners;

(b)           Upon the mutual consent of General Partner and all of the Limited Upon the retirement, Bankruptcy, legal incapacity, disability, death, dissolution or termination of the last General Partner, unless, within sixty (60) days after the occurrence of any such event, all of the remaining Partners elect to continue the business of the Partnership and designate a successor General Partner in accordance with the provisions of Section 7.4 of this Agreement. In the event of an election to continue the business of the Partnership and the designation of a successor General Partner, a new or amended Certificate of Limited Partnership shall be filed or recorded in accordance with applicable law;

(c)           Upon the sale by the Partnership of all of its right, title and interest in and to the Property and the receipt by the Partnership of the purchase price and the proceeds of any “carry-back” promissory note or notes in full and in cash; or

(d)           In any event, at 12:00 midnight on December 31, 2069.

8.2           Continuation of the Partnership. If a Dissolution Event occurs under Section 8.1(b) hereof, but there is an election to continue the business of the Partnership and a successor General Partner is designated as contemplated under Section 7.4 and Section 8.1(b) of this Agreement, then the business of the Partnership shall continue in a reconstituted form as a successor limited partnership upon the same terms and conditions as set forth in this Agreement, and each Limited Partner hereby agrees to such continuation and reconstitution if a successor General Partner is designated as provided herein. In connection therewith, the successor General Partner shall assume the obligations of the predecessor General Partner and shall indemnify the predecessor General Partner and hold the predecessor General Partner harmless from and against any and all loss, damage, liability and expense, including, without limitation, costs and reasonable attorneys’ fees, to which the predecessor General Partner may be put or which the predecessor General Partner may incur by reason of or in connection with any of the debts, obligations or liabilities of the Partnership theretofore or thereafter made, incurred or created as a result of the willful or negligent acts or omissions of the successor General Partner.

8.3           Winding Up of the Partnership. Upon dissolution of the Partnership, General Partner shall, with reasonable promptness, wind up the affairs and liquidate the assets of the Partnership. After paying or providing for liabilities owing to creditors other than Partners, General Partner shall establish Cash Reserves deemed reasonably necessary, in General Partner’s sole discretion, for contingent or unforeseen liabilities or obligations of the Partnership and may deposit such Cash Reserves with a bank to be held in escrow for the purpose of paying such contingent or unforeseen liabilities or obligations. The remaining net assets of the Partnership and, after expiration of such period as may be deemed advisable by the General Partner, the balance of such Cash Reserves shall be distributed to the Partners as follows:

(a)           First, in payment of secured indebtedness owed by the Partnership to any Partner in accordance with the relative priority of each secured indebtedness, and with respect to secured indebtedness of equal priority, pro rata among the Partners to whom that indebtedness is owed in proportion to the amount of such secured indebtedness held by each Partner;

(b)           Next, in payment of unsecured indebtedness owed by the Partnership to any Partner in proportion to the amount of unsecured indebtedness held by each Partner; and

(c)           Next, to the Partners pro rata in proportion to the positive balances in their respective Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

Cash shall be distributed first and any notes receivable or other non-cash assets of the Partnership shall be distributed last.

8.4           Right to Receive Property. Limited Partners shall have no right to demand or receive property other than cash in return for their capital contributions to the Partnership, and each Limited Partner agrees to and shall look solely to the assets of the Partnership for the return of such Limited Partner’s capital contributions to the Partnership. If the assets of the Partnership remaining after discharge of the debts and liabilities of the Partnership are insufficient to return the then unreimbursed capital contributions of a Limited Partner, such Limited Partner shall not have, and hereby waives, any recourse against the General Partner. The winding up of the affairs of the Partnership and the liquidation and distribution of its assets shall be conducted exclusively by General Partner, who is hereby authorized to do any and all acts and things authorized by law for such purposes at the expense of the Partnership. If there is no General Partner, the winding up of the affairs of the Partnership shall be conducted as otherwise provided by law.

8.5           Compliance With Timing Requirements of Regulations. In the event the Partnership is “liquidated” within the meaning of Regulation §1.704-1(b)(ii)(g), if the General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years), General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulation § 1.704-1(b)(ii)(b)(3). If any Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other person for any purpose whatsoever.

8.6           Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article VIII, in the event the Partnership is “liquidated” within the meaning of Regulation §1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Partnership’s liability shall not be paid or discharged and the Partnership’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have distributed the Property in kind to the Partners who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Partners shall be deemed to have recontributed the Property in kind to the Partnership which shall be deemed to have assumed and taken subject to all such liabilities.

8.7           Sale not Causing a Dissolution. Notwithstanding anything to the contrary set forth elsewhere in this Agreement, a sale of the Property pursuant to which the Partnership shall “carry-back” a portion of the purchase price thereof in the form of one or more promissory notes shall not dissolve the Partnership until such time as said promissory notes have been paid in full and all amounts to be distributed hereunder pursuant to the provisions of Section 4.1 have been made as required therein.

ARTICLE IX
INVESTMENT REPRESENTATIONS; SPECIAL POWER OF FORNEY

9.1.1        Investment Representations of the Limited Partners. Each Limited Partner, by executing this Agreement, hereby acknowledges, covenants, represents and warrants to the Partnership and the General Partner, and each of them, as follows:

9.1.2        Such Limited Partner is experienced in business affairs and capable of evaluating the merits and risks of this investment.

9.1.3        Each Limited Partner realizes that such Limited Partner’s investment in the Partnership involves an element of substantial uncertainty as to the potential for profitability of the business of the Partnership. Each Limited Partner has made its own independent investigation as to the nature of this investment and has not relied upon oral representations of the General Partner or other Limited Partners in determining whether to invest.

9.1.4        The General Partner has not requested a tax ruling on behalf of the Partnership to the effect that the Partnership will be taxed as a partnership for federal income tax purposes nor does the General Partner intend to request such a ruling. In the absence of a ruling, there can be no assurance that the Internal Revenue Service will not deem the Partnership to be an association taxable as a corporation. In the event that the Partnership were taxed as a corporation rather than as a partnership, the Partners would incur certain significant adverse income tax consequences.

9.1.5        Each Limited Partner understands that the interests in the Partnership have not been registered with the Securities and Exchange Commission or qualified with the California Department of Corporations or any other state securities agency, in reliance upon exemptions therefrom which are predicated, in part, upon the information previously provided by each of the Limited Partners and the following representations:

(a)           Each Limited Partner understands that, in addition to the restrictions imposed by applicable Federal and state securities laws, the right to Transfer Partnership interests is restricted by the terms of this Agreement. No Transfer will be permitted if, in the opinion of counsel for the Partnership, such Transfer will violate applicable Federal or state securities laws. The burden and expense will be borne by a Limited Partner to satisfy the General Partner that all of the conditions of Transfer have been satisfied. In addition, even if a Limited Partner meets all of these requirements, there is no present market for Partnership interests and none is anticipated to develop;

(b)           Each Limited Partner represents that such Limited Partner is acquiring such Limited Partner’s interest in the Partnership for investment purposes and for such Limited Partner’s own account, with no present intention of dividing the same with others or reselling or otherwise distributing such interest, and such Limited Partner will not sell or otherwise dispose of such interest in violation of the Securities Act of 1933, as amended, or the California Corporations Code or the securities laws of any other jurisdiction, or any rules or regulations promulgated thereunder;

(c)           Each Limited Partner represents that such Limited Partner is capable of bearing the economic risk of such Limited Partner’s investment in the Partnership (meaning such Limited Partner can afford either a complete loss of the investment or hold it indefinitely without materially adversely affecting such Limited Partner’s standard of living, causing financial difficulties, or impairing such Limited Partner’s ability to meet current needs and possible personal contingencies);

(d)           Each Limited Partner is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933;

(e)           Each Limited Partner represents that such Limited Partner either has a preexisting personal or business relationship with the General Partner or, by reason of such Limited Partner’s business or financial experience or the business or financial experience of such Limited Partner’s professional advisors who are unaffiliated with and not compensated by the General Partner or any affiliate or any selling agent of the General Partner, has the capacity to protect such Limited Partner’s interest in the Partnership;

That prior to the execution hereof, each of the Limited Partners had knowledge that the persons listed upon Exhibit A attached hereto would become members of the Partnership upon their execution hereof, and each desires and consents to the association of each of them as Partners of this Partnership;

(f)            Each Limited Partner recognizes that the Partnership will be newly organized and therefore has no financial or operating history. For this reason and others, purchase of interests in the Partnership as an investment involves special risks; and

(g)           Each Limited Partner is a bona-fide resident of the state in which the principal residence or domicile of such Limited Partner is located, as set forth on Exhibit A attached hereto.

9.2           Special Power of Attorney.

9.2.1        Each Limited Partner hereby constitutes and appoints the General Partner, as attorney-in-fact for such Limited Partner, with power and authority to act in such Limited Partner’s name, place and stead and on such Limited Partner’s behalf in the execution, acknowledgment and filing of documents, as follows:

(a)           The Certificate of Limited Partnership and any amendments thereto made in accordance with the terms of this Agreement, under the laws of the State of California or the laws of any other states in which such a certificate is required to be filed;

(b)           Any other instrument which may be required to be filed by the Partnership under the laws of any state or by any governmental agency, or which the General Partner deems advisable to file; and

(c)           Any documents which may be required to effect the continuation of the Partnership, the admission of an additional or substitute Limited Partner or the dissolution and termination of the Partnership, provided such continuation, admission or dissolution and termination is in accordance with the terms of this Agreement and is authorized by the requisite vote or written consent of Limited Partners as provided herein.

9.2.2        The power of attorney granted by each Limited Partner to the General Partner as hereinabove provided:

(a)           Is a special power of attorney coupled with an interest, is irrevocable, shall survive the death or disability of a Limited Partner and is limited to the matters as set forth in Section 9.2.1 hereof;

(b)           May he exercised by the General Partner for each Limited Partner by a facsimile signature of the General Partner or by listing each Limited Partner executing any instrument with a facsimile signature of the General Partner acting as attorney-in-fact for all of the Limited Partners; and

(c)           Shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of such Limited Partner’s interest in the Partnership, except that, where the Transferee Partner has been approved for admission to the Partnership as a substitute Limited Partner, the special power of attorney shall survive the delivery of such assignment for the sole purposes of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.

ARTICLE X
PARTNERSHIP MEETINGS

10.1         Call and Place of Meetings. Meetings of the Partners may be called at the principal executive office of the Partnership or at any other place designated by the General Partner and pursuant to the written request of any General Partner or of Limited Partners representing more than ten percent (10%) of the aggregate Percentage Interests of all Limited Partners for consideration of any of the matters as to which Limited Partners are entitled to vote or consent pursuant to this Agreement.

10.2         Notice of Meeting. Immediately upon receipt of a written request to the General Partner requesting a meeting pursuant to Section 10.1 above on a specific date (which date shall not he less than thirteen (13) days nor more than sixty (60) days after the receipt of the request by the General Partner), General Partner shall give notice to all Partners entitled to vote on or consent to the business to be transacted at the meeting. Valid notice may not be given less than ten (10) days nor more than sixty (60) days prior to the date of the meeting, and shall state the place, date and hour of the meeting and the general nature of the business to be transacted. No business other than the business stated in the notice of the meeting may be transacted at the meeting. Notice shall be given personally or by mail, addressed to each Partner to whom notice must be sent as above provided at the address for such Partner appearing on the books of the Partnership.

10.3         Quorum. At any duly held or called meeting of Partners, Limited Partners owning more than fifty percent (50%) of the aggregate Percentage Interests of all Limited Partners represented in person or by proxy shall constitute a quorum. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken, other than adjournment, is approved by Limited Partners owning the requisite percentage of the Percentage Interests.

10.4         Adjournment of Meetings. A Partnership meeting at which a quorum is present may be adjourned to another time or place and any business which might have been transacted at the original meeting may be transacted at the adjourned meeting. If a quorum is not present at an original meeting, that meeting may be adjourned by the vote of Limited Partners owning more than fifty percent (50%) of the aggregate Percentage Interests of all Limited Partners represented either in person or by proxy at the meeting to he adjourned. Notice of the adjourned meeting need not be given to Partners entitled to notice if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than forty-five (45) days or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting shall be given to each Partner of record entitled to vote on or consent to the business to be transacted at the adjourned meeting.

10.5         Meeting Not Duly Called, Noticed or Held. The transactions of any meeting of Partners, however called and noticed, and wherever held, shall be as valid as though consummated at a meeting duly held after regular call and notice, if a quorum is present at that meeting, either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote on or consent to the business transacted at the meeting, not present in person or by proxy, signs either a written waiver of notice, a consent to the holding of the meeting or an approval of the minutes of the meeting.

10.6         Waiver of Notice. Attendance of a Partner at a meeting shall constitute waiver of notice, except when that Partner objects, at the beginning of the meeting, to the transaction or any business on the ground that the meeting was not lawfully called or convened. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be described in the notice of the meeting and not so included, if the objection is expressly made at the meeting. Any Partner approval at a meeting as to those matters specified in Section 5.1.3 hereof (other than unanimous approval by Limited Partners) shall be valid only if the general nature of the proposal so approved is stated in the notice of meeting or in any written waiver of notice.

10.7         Consent of Action Without Meeting. Any action that may be taken at any meeting of the Partners may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by Partners having not less than, the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Partners entitled to vote thereon were present and voted. In the event the Limited Partners are requested to consent to a matter without a meeting, each Partner shall be given notice of the matter to he voted upon in the manner described in Section 10.1 hereof. En the event that any General Partner, or Limited Partners representing more than ten percent (10%) of the aggregate Percentage Interests of all Limited Partners, within ten (10) days of the giving of said notice, request a meeting for the purpose of discussing or voting on the matter so noticed, notice of a meeting shall be given pursuant to Section 10.1 hereof and no action shall be taken until the meeting is held. Unless delayed by a request for and the conduct of a meeting, any action taken without a meeting shall be effective fifteen (15) days after the required minimum number of Partners have signed consents to action without a meeting; however, unless so delayed, the action shall be effective immediately if the General Partner and all of the Limited Partners sign consent to action without a meeting.

ARTICLE XI
TAX MATTERS PARTNER

11.1         Designation.

11.1.1      The Tax Matters Partner for the Partnership shall be the General Partner or such other person as may be designated from time to time under Section 11.1.2 below.

11.1.2      The Tax Matters Partner shall have the right to resign by giving thirty (30) days’ written notice to each Partner. Upon the resignation, death, legal incompetency or Bankruptcy of the person serving as the Tax Matters Partner, a successor to serve in such capacity shall he designated by vote of Partners holding a majority of the total Percentage Interests in the Partnership.

11.2         Duties of the Tax Matters Partner.

11.2.1      The Tax Matters Partner shall employ experienced tax counsel to represent the Partnership in connection with any audit or investigation of the Partnership by the Internal Revenue Service, and in connection with all subsequent administrative and judicial proceedings arising out of such audit. The fees and expenses of such counsel shall be a Partnership expense and shall be paid by the Partnership. Such counsel shall be responsible for representing the Partnership; it shall be the responsibility of General Partner and of Limited Partners, at their own expense, to employ tax counsel to represent their respective separate interests.

11.2.2      The Tax Matters Partner shall keep the Partners informed of all administrative and judicial proceedings as required by Code §6623(g) and shall furnish to each Partner a copy of each notice or other communication received by the Tax Matters Partner from the Internal Revenue Service except such notice or communication sent directly to the Partners by the Internal Revenue Service. All expenses incurred by the Tax Matters Partner in serving in such capacity shall be Partnership expenses and shall be paid by the Partnership.

11.2.3      The Tax Matters Partner shall not do any of the following unless such action has been approved by the vote of Partners holding a majority of the total Percentage Interests in the Partnership:

(a)           Enter into a settlement agreement with the Internal Revenue Service which purports to hind Partners other than the Tax Matters Partner;

(b)           File a petition as contemplated in Code §6226(a) or Code §6228;

(c)           Intervene in any action as contemplated in Code §6226(b);

(d)           File any request contemplated in Code §6227(b); or

(e)           Enter into an agreement extending the period of limitations as contemplated in Code §6229(b)(1)(B).

11.3         Fiduciary Relationship. The relationship of the Tax Matters Partner to Limited Partners is that of a fiduciary, and the Tax Matters Partner has a fiduciary obligation to perform the duties of the Tax Matters Partner in such manner as will serve the best interests of the Partnership and the Partners.

11.4         Indemnification. The Partnership shall indemnify the Tax Matters Partner (including the officers and directors of a corporate Tax Matters Partner) against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees) reasonably incurred in any civil, criminal or investigative proceeding in which the Tax Matters Partner is involved or threatened to be involved by reason of being the Tax Matters Partner, provided that the Tax Matters Partner acted in good faith, within what the Tax Matters Partner reasonably believed to he the scope of the Tax Matters Partner’s authority, and for a purpose which the Tax Matters Partner reasonably believed to be in the hest interests of the Partnership or the Partners. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable statute, agreement, vote of Partners or otherwise.

ARTICLE XII
MISCELLANEOUS

12.1         Notices. All notices, elections, offers, acceptances and demands (herein “notices”) permitted or required to be made under this Agreement shall be in writing, signed by the Partner giving such notice, and delivered personally, or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by overnight courier service, or sent by facsimile transmission, to the other Partners at the address set forth in Exhibit A attached hereto or at such other address as may be supplied in writing. Such notice shall be deemed given and received when delivered in the case of personal delivery, when posted in the case of registered or certified mail, one (1) business day after deposit with the courier service when sent by overnight courier service, or upon dispatch when sent by facsimile transmission.

12.2         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Partners and their respective successors and assigns, and each Parmer agrees, on behalf of such Partner and such Partner’s successors and assigns, to execute any instruments which may be necessary or appropriate to carry out the purposes of this Agreement and hereby authorizes and directs such Partner’s successors and assigns to execute any and all such instruments. Each and every successor to the interest of any Partner shall hold such interest subject to all the terms and provisions of this Agreement.

12.3         Attorneys’ Fees. Should any party hereto institute any action or proceeding at law or in equity to enforce any provision hereof, including an action for declaration relief or for damages by reason of an alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement, or any provision hereof, the prevailing party shall be entitled to recover from the losing party or parties reasonable attorneys’ fees and costs for services rendered to the prevailing party in such action or proceeding.

12.4         Amendment. Amendments to this Agreement may he made only if approved by the General Partner and all of the Limited Partners.

12.5         Waiver of Action for Partition. No Partner or successor to any Partner shall have the right while this Agreement is in effect to have the Property partitioned or to file a complaint or institute any proceeding at law or in equity to have the Property partitioned, and each Partner, on behalf of such Partner and such Partner’s successors and assigns and assigns, hereby waives any such right.

12.6         Equitable Relief. It is agreed that the rights granted to the parties hereunder are of a special and unique kind and character and that, if there is a breach by any party of any material provision of this Agreement, the other parties would not have an adequate remedy at law. It is expressly agreed, therefore, that the rights of the parties hereunder may be enforced by equitable relief as is provided under the laws of the State of California.

12.7         Remedies. The remedies of the Partners under this Agreement are cumulative and shall not exclude any other remedies to which any Partner lawfully may be entitled.

12.8         No Waiver; Consents. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such Partner’s right to demand strict compliance therewith in the future, and no waiver by any Partner of any breach of this Agreement or any provision hereof shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision hereof. Any consent of a Limited Partner which is required under this Agreement shall only be effective if given in writing by the Limited Partner.

12.9         Entire Agreement. This Agreement constitutes the full and complete understanding and agreement among the Partners with respect to the subject matter hereof and any and all prior agreements, understandings and representations with respect to the subject matter hereof are hereby terminated and cancelled in their entirety and are of no further force and effect.

12.10       Captions. Titles or captions of Articles or sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

12.11       Number and Gender. In this Agreement, whenever required by the context, the singular number shall include the plural and the plural number shall include the singular, the masculine, feminine or neuter gender shall include all genders, and the word “person” shall include individuals, corporations, partnerships and other entities.

12.12       Counterparts. This agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall for all purposes constitute one, and the same Agreement, binding on the Partners.

12.13       Applicable Law. This Agreement shall, in all respects, be governed by and construed in accordance with the laws of the State of California.

12.14       Severability. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail; but the provision of this Agreement which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

12.15       Expenses. Each of the Limited Partners shall pay all of such Limited Partner’s own costs, legal fees, accounting fees and other expenses incurred or to be incurred by such Limited Partner in negotiating and preparing this Agreement and closing and carrying out the transactions contemplated by this Agreement.

12.16       Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Partners and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third parties to any Partner hereunder, nor shall any provision of this Agreement give any third party any right of subrogation or action over or against any Partner hereunder.

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first above written.

GENERAL PARTNER:

SUN-DOLLAR, INC., a California corporation

By:	/s/ William M. Petak
William M. Petak
Vice President

LIMITED PARTNER:

SUNAMERICA LIFE INSURANCE COMPANY, an Arizona corporation

By:	/s/ William M. Petak
Name: William M. Petak
Authroized Agent

EXHIBIT A

PARTNERS

	Name and Address	Percentage Interest
General Partner:	Sun Dollar, Inc. c/o SunAmerica Inc. Investment Department 1 SunAmerica Center, Century City 38th Floor Los Angeles, CA 90067-6022 Attention: Director of Mortgage Lending and Real Estate Fax Number: (310) 772-6150 TIN:	1.0%

Limited Partner:	SunAmerica Life Insurance Company Investment Department 1 SunAmerica Center, Century City 38th Floor Los Angeles, CA 90067-6022 Attention: Director of Mortgage Lending and Real Estate Fax Number: 310) 772-6150 TIN: 86-0176061	99.0%

EXHIBIT B

INITIAL CAPITAL CONTRIBUTIONS

Cash Capital Contributions

General Partner
Cash	$
Limited Partner
Cash	$